EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Barrier Therapeutics, Inc. 2004 Stock Incentive Plan and the Barrier Therapeutics, Inc. Employee Stock Purchase Plan of our reports dated March 8, 2007, with respect to the consolidated financial statements of Barrier Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Barrier Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Barrier Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
June 11, 2007